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Exhibit (10)A

AGREEMENT

    THIS AGREEMENT is made effective as of the 8th day of June, 2000 by and among TARGET CORPORATION, a Minnesota corporation ("Company") and LARRY V. GILPIN ("Executive").

RECITALS

    A.  Executive is employed by the Company; and

    B.  The Company and Executive wish to sever the Company's and Executive's relationship as employer and employee respectively, on the terms and conditions thereafter set forth; and

    C.  The Company maintains an Income Continuance Policy (the "ICP") for which Executive is eligible, the terms and provisions of which Executive has been subject to and is familiar with; and

    D.  The Company delivered Notice of Termination to Executive on May 15, 2000.

    E.  The ICP requires a release in writing from Executive; and

    F.  Executive acknowledges he has been advised and encouraged to review this Agreement with an attorney and is fully aware of the potential rights and remedies he may have as a result of the severance; and

    G.  Executive and the Company wish to memorialize herein the resolution and settlement of all their respective rights, remedies and obligations whatsoever, flowing from Executive's employment and relationship with the Company and the severance and termination of that employment and relationship.

    H.  Capitalized terms used, but not defined, in this Agreement shall have the definitions ascribed to them in the ICP.

     1.  Employment Severance Date.  Executive's Effective Date of Termination for ICP purposes is June 3, 2000. Executive shall perform duties assigned to him by the Company through June 3, 2000, when the employer-employee relationship of Executive and the Company shall be severed and terminated (the "Employment Severance Date"). Executive's final day on the premises of the Company shall be May 19, 2000. After the Employment Severance Date, Executive shall be considered to be retired from his employment with the Company. As a retired officer of the Company, he shall be entitled to all benefits normally afforded to other retired executives as currently exist or as otherwise modified in the future.

     2.  Salary.  Executive shall be paid his regular salary for services rendered as an employee under paragraph 1 hereof through June 3, 2000, subject to all required and voluntary withholdings. Such payments will otherwise be made in accordance with the Company's standard payroll practices as in effect at the time of payment.

     3.  Income Continuance Payments.  Executive shall be entitled to income continuance payments aggregating $2,500,512, which shall be paid in fifty-two (52) consecutive biweekly payments pursuant to and subject to the terms and conditions of the ICP, the first payment commencing on the first regular payroll date after the later of (i) the expiration of the revocation period described in Section 23 of this Agreement or (ii) June 2, 2000. The gross amount of each biweekly payment, subject to the terms and conditions of the ICP, shall be $48,086.77. The biweekly amounts shall be reduced for taxes and other amounts required to be withheld by the Company.

     4.  Vacation Pay.  The Company shall pay to Executive any unused accrued vacation due Executive as of the Employment Severance Date, subject to all required withholdings.

     5.  Health Insurance.  Executive may continue to participate in the Company's medical and dental programs to the extent, if any, permitted by the Company's medical and dental plans (the "Plans"). In order to continue such coverage, Executive must maintain continuous coverage under the Plans and pay 102% of the full cost of such Plans. Executive acknowledges that the Company may modify its premium structure, the terms of the Plans and the coverages of the Plans, including the termination of all or part of any Plan. All insurance coverage shall terminate at the earlier of 18 months from the Employment Severance Date or when the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), permits terminations.

     6.  Life Insurance.  Executive may take his universal life insurance policy, if any, with him after the Employment Severance Date. In order to continue such policy, he will be required to make all payments with respect to the policy.

     7.  Pension Plan - Savings Plan.  Executive's rights, if any, under the Company's Pension Plan and the Target Corporation 401(k) Plan will be determined under the terms of such plans as amended from time to time.

     8.  Deferred Compensation Plan.  Executive shall be paid his deferred benefits, if any, under the Target Corporation Deferred Compensation Plan Senior Management Group and the Target Corporation SMG Executive Deferred Compensation Plan pursuant to the terms of such plans as amended from time to time.

     9.  Excess Pension Plan.  Executive will be paid his benefits, if any, under the Target Corporation Excess Pension Plan pursuant to the terms of such plan as amended from time to time.

    10.  Stock Plan.  Executive's rights under the Dayton Hudson Corporation Executive Long Term Incentive Plans of 1981 and 1999 (collectively, the "LTIP") will be determined under the terms of such plans on the Employment Severance Date. Executive acknowledges that the extension of option exercise periods under Section 6.1(b)(iii) of the LTIP, requires the consent of the Compensation Committee of the Board of Directors. Executive further acknowledges that such consent is in the sole discretion of such Committee. The Company will recommend that the Compensation Committee extend Executive's outstanding stock options such that they shall continue to vest and may be exercised for a period of five years from the Employment Severance Date or ten years and one day after the date of grant of the option, whichever occurs first; provided, however, that such extension will be contingent upon Executive's compliance with the terms of this Agreement and Executive's stock options may be terminated earlier as provided in paragraph 17 of this Agreement.

    11.  Other Benefits.

    On or before the Employment Severance Date, Executive may purchase his company car for a price equal to the value of such car as carried on Target Stores' books at the time of such purchase.

    The Company shall reimburse the Executive for financial counseling expenses incurred as of June 3, 2000 under the Financial Counseling Expense Reimbursement perquisite for financial counseling expenses incurred prior to the Employment Severance Date. Eligibility of expenses shall be determined in accordance with the Company's standard policy for reimbursement of such expenses to its officer group.

    Except as set forth in this Agreement or as required by law, Executive is entitled to no other employee benefits, fringe benefits or compensation, including, without limitation, any payment from the Company pursuant to its Short-Term Incentive Plan for fiscal year 2000 performance.

    12.  No Recruiting.  Executive agrees, unless he has a written agreement signed by the an authorized officer of the Company allowing Executive to recruit persons named in that agreement, the execution of which agreement shall be in the sole discretion of the such officer, that Executive will not recruit for employment, directly or indirectly, any employee of the Company or any subsidiary of the Company, until the later of the dates upon which Executive has the right to (i) receive payments pursuant to paragraph 3 of this Agreement, or (ii) exercise stock options under the LTIP.

    13.  Consultation and Cooperation.  Following the Employment Severance Date, the Company may request that Executive consult or cooperate with the Company (including, without limitation, serving as a witness or testifying on the Company's behalf without subpoena), and Executive agrees to be available at mutually agreeable times to perform such duties and provide such cooperation in connection with various business and legal matters in which Executive was involved or has knowledge as result of Executive's employment with the Company. In so consulting or cooperating, Executive shall be reimbursed his reasonable out-of-pocket expenses and he shall not be nor represent to anyone that he is an agent of the Company, unless expressly authorized in writing to do so by an authorized officer of the Company.

    14.  Directly Competitive Employment.  For purposes of Section II.G of the ICP and paragraph 17 of this Agreement, "Directly Competitive Employment" shall be employment with Best Buy, Wal-Mart, Kohl's, or any entity that controls, is controlled by or is under common control with any of these companies. For purposes of this paragraph 14, "control", "controls" or "controlled by" shall mean having a majority ownership interest or majority voting interest in the other company.

    15.  Confidentiality.  Executive understands and agrees that the existence and terms of this Agreement are confidential and are not to be disclosed by Executive to anyone other than Executive's spouse, attorney, financial advisor, tax advisor (each of whom must agree to keep it confidential) or pursuant to court order.

    Executive represents and warrants that prior to signing this Agreement he has not disclosed the terms of this Agreement or any information regarding the negotiations or discussions regarding this Agreement to anyone other than his spouse, attorney, financial advisor or tax advisor (each of whom has agreed to keep such information confidential).

    Executive recognizes and acknowledges that confidential information of various kinds; including, but not limited to the Company's or any of its subsidiaries' (i) employee and personnel data and information, (ii) present, past and future strategies, plans, and proposals (including, but not limited to, customer, merchandising, marketing and store operation strategies), (iii) financial information, and (iv) present, past and future personnel and labor relations strategies, plans, practices, policies, training programs and goals, are valuable, special and unique assets of the Company. Executive will not, during or after Executive's employment with the Company, disclose or use, or cause or permit to be disclosed or used, any such information, to or by any person, firm, corporation, association or other entity for any reason or purpose other than for the sole benefit of the Company.

    Executive represents that he has not removed and will not remove any of the Company's property from the Company's premises. This includes, but is not limited to, business records, manuals, customer lists and records, business forms, personnel lists, information, plans, training materials, and records, information regarding suppliers and vendors, marketing and strategy plans, contracts, contract information, correspondence, computer tapes and diskettes, data processing and other computer reports, and business files.

    16.  Detrimental Conduct.  Executive agrees that he will not directly or indirectly in any manner by word or action defame or slander the Company, any subsidiary of the Company, or any of their management or affiliates, or state or utter an untruth or misstatement of fact that affects any of its or their reputations.

    17.  Termination of Benefits.  In addition to other remedies available to the Company, in the event Executive breaches any of his obligations under this Agreement, then (i) the Company shall be relieved of all liability and obligation to make any payments under this Agreement, (ii) all of Executive's stock options and rights to receive performance shares and restricted stock shall terminate immediately and (iii) the Company may demand the return of any payments theretofore paid to Executive under paragraph 3. In addition, all of Executive's stock options and rights to receive performance shares and restricted stock shall terminate immediately if Executive engages in "Directly Competitive Employment" as defined in paragraph 14 of this Agreement. Even if payments and benefits are terminated pursuant to this paragraph,

Executive's obligations under paragraphs 12, 13, 14, 15 and 16 hereof, and the release set forth in paragraph 18 hereof shall remain in full force and effect.

    18.  Release.

      A.  DEFINITIONS. All words used in this release are intended to have their plain meanings in ordinary English. Specific terms in this release have the following meanings:

        1)  "Executive" includes Executive and anyone who has or obtains any legal rights or claims through Executive.

        2)  "Company" includes, as appropriate, any company related to the Company in the present or past, any entity providing insurance to the Company in the present or past, any present or past employee benefit plan sponsored by the Company, the Company's present or past officers, directors, employees and agents and any person who acted on behalf of the Company or on instructions from the Company.

        3)  "Executive Claims" means all of the rights Executive has now to any relief of any kind from the Company, whether or not Executive knows about the rights or claims, including without limitation:

          a.  All claims Executive has now arising out of his employment with the Company and his employment termination and all claims that arise out of or that relate to statements or actions of the Company; including, but not limited to, claims relating to breach of contract; unpaid compensation or benefits; breach of the covenant of good faith and fair dealing; promissory or equitable estoppel; breach of fiduciary duty; violation of the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Americans with Disabilities Act, the Minnesota Human Rights Act and other federal, state, and local civil rights or discrimination laws; violation of the Employee Retirement Income Security Act of 1974; violation of the National Labor Relations Act; harassment; retaliation or reprisal; constructive discharge; invasion of privacy; violation of public policy; Executive's conduct as a "whistleblower"; fraud or misrepresentation; defamation; intentional or negligent infliction of emotional distress; negligence; interference with contractual or business relationships; interference with prospective economic advantage; wrongful termination of employment; assault; battery; unlawful employment practices, including all claims or causes of action in tort or contract;1 and any other conduct prohibited under any federal, state or local statute, ordinance or regulation; and

Any references to government statutes include any amendments to such statutes.

          b.  All claims for attorneys' fees and costs and other litigation expenses.

      B.  AGREEMENT TO RELEASE EMPLOYEE CLAIMS. In consideration of the Company having entered into this Agreement, Executive agrees to give up all Executive Claims against the Company as described above. Executive will not bring any lawsuits or make any other demands against the Company based on Executive Claims. The consideration represented by this Agreement exceeds any earned wages or other amounts due and owing to Executive and represents full and fair consideration to Executive for the release of Executive Claims. The Company does not owe Executive anything in addition to what Executive is specifically entitled to pursuant to the terms of this Agreement.

      C.  ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though the Company has agreed to the terms and conditions of this Agreement to obtain Executive's release of Executive Claims, the Company does not admit that it may be responsible or legally obligated to Executive. In fact, the Company denies that it is responsible or legally obligated for Executive Claims or that it has engaged in any wrongdoing.

    19.  Miscellaneous.  This Agreement shall be binding upon the Company and its successors and assigns and Executive, his heirs, executors, successors and assigns. This Agreement embodies the entire Agreement and understandings between the Company and Executive, and supersedes all prior agreements and understandings (oral or written) between them relating to the subject matter hereof. The terms of this Agreement may only be modified by an agreement in writing signed by Executive and an authorized officer of the Company.

    20.  Construction and Applicable Law.  The ICP is intended to be a welfare benefit plan subject to the applicable requirements of ERISA. The ICP and this Agreement shall be administered and construed consistently with that intent. They shall also be construed and administered according to the laws of the State of Minnesota to the extent such laws are not preempted by laws of the United States of America. All controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota.

    21.  Severability.  Invalidation of any provision contained in this Agreement, or of the application thereof to any party, by judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other party or circumstance and the same shall remain in full force and effect, unless enforcement of this Agreement as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would frustrate the purposes of this Agreement.

    22.  Relationship to Income Continuance Plan.  This Agreement is entered into for the purpose of implementing the ICP. The terms of this Agreement are intended to be construed in concert with the terms of the ICP. To the extent there is conflict between the terms of this Agreement and the terms of the ICP, the terms of this Agreement shall prevail.

    23.  Revocation.  Executive understands that he may revoke (that is cancel) the release set forth in paragraph 18, if he does so within 15 calendar days of signing this Agreement. Such revocation must be made in a written statement that is hand delivered or post marked within 15 calendar days of the date Executive signs this Agreement and must be addressed to the Corporate Secretary, Target Corporation, 777 Nicollet Mall, Minneapolis, Minnesota 55402. Executive understands that if he mails such a revocation, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

    24.  Remedies.  In the event of a breach or threatened breach by Executive of the provisions of paragraphs 12, 13, 14, 15 or 16 of this Agreement, Company shall be entitled to an injunction restraining Executive from breaching, in whole or in part, any of his duties, obligations, or covenants in those paragraphs. Executive acknowledges that such remedy is appropriate. Nothing in this Agreement shall be construed as prohibiting Company from pursuing any other remedy or remedies available to it for such breach or threatened breach, including but not limited to the other remedies specifically provided for in this Agreement and the recovery of damages, together with costs and attorney's fees.

Please read carefully before signing

  •
  Executive acknowledges that he has been advised and encouraged to consult with an attorney prior to signing this Agreement.

  •
  In agreeing to sign this Agreement, Executive acknowledges that he has not relied on any statements or explanations made by the Company or its attorneys.

  •
  Executive acknowledges that he has been given 21 days (or more) to consider whether to sign this Agreement. Executive acknowledges that if he signs this Agreement before the end of the 21 day period, it was Executive's personal, voluntary decision to do so.

  •
  Executive understands that this Agreement shall not become effective or enforceable until the revocation period has expired. No payment shall be made to Executive until after the revocation period has expired.

  •
  Executive understands that if he revokes this Agreement it will terminate and he will not receive any benefits under this Agreement including, without limitation, the payments set forth in paragraph 3 and the option extension described in paragraph 10.

    IN WITNESS WHEREOF the parties have hereto executed this Agreement.

TARGET CORPORATION
Date: 6/8/00	By:	/s/
James T. Hale
	Title:	Executive Vice President & General Counsel
Date: 6/13/00		/s/
LARRY V. GILPIN

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